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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|x|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Sanderson                            Robert                 Buck
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

P. O. Box 988
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                                    (Street)

Laurel                               Mississippi            39441
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Sanderson Farms, Inc. (SAFM)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


October 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |x|  Director                             |x|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |x|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
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

Common Stock                                                                                     2,879,403      I         (1)
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Common Stock                                                                                       254,086      D
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Common Stock                                                                                           514      I         (2)
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

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

(1) As co-executor of the Estate of Dewey R. Sanderson, Jr.

(2) Allocated to the account of Robert Buck Sanderson in the Company's ESOP.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
            2.                                                                                            of        of
            Conver-                             5.                              7.                        Deriv-    Deriv-   11.
            sion                                Number of                       Title and Amount          ative     ative    Nature
            or                                  Derivative    6.                of Underlying     8.      Secur-    Secur-   of
            Exer-             3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
            cise              Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
            Price    3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.          of      Trans-    ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of    Deriv-  action    Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative  ative   Date      any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security    Secur-  (mm/dd/   (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     yy)       yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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


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Employee
Stock
Options
(Right                                                                         Common
to buy)      $ 7.46875 4/24/00        A         2,250        4/24/01* 4/23/10  Stock     2,250            2,250    D
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Employee
Stock
Options
(Right                                                                         Common
to buy)      $18.55    7/25/02        A         4,000        7/25/03* 7/24/12  Stock     4,000            4,000    D
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
Explanation of Responses:

Options vest 25% on the date indicated, and continue to vest at the rate of 25% per year on each anniversary date until fully vested.



/s/Robert Buck Sanderson                                    January 28, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.